Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 21, 2003, is made and entered into by and among Garden Fresh Restaurant Corp., a Delaware corporation (the “Company”), GF Holdings, Inc., a Delaware corporation (“Parent”), and GFR Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”).

WHEREAS, the Company, Parent and Sub entered into that certain Agreement and Plan of Merger dated as of September 29, 2003 (the “Agreement”), pursuant to which Sub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”) and becoming a wholly owned subsidiary of Parent;

WHEREAS, pursuant to Section 8.3 of the Agreement, the Company, Parent and Sub now desire to amend the Agreement in the manner provided below;

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Section 8.1(b)(i). Section 8.1(b)(i) of the Agreement shall be amended and restated in its entirety to read as follows:

“(i) at any time after February 27, 2004 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;”.

2. Section 8.1(c-1). A new Section 8.1(c-1) is hereby added to the Agreement:

“(c-1) By the Company if, by 11:59 p.m. Pacific time on December 15, 2003, Parent shall have failed to deliver to the Company (i) fully executed and accepted commitment letters (the “New Commitment Letters”) collectively evidencing commitments providing for all senior debt financing, mezzanine debt financing and sale/leaseback financing comprising the financing required, after giving effect to equity capital contributions to be made in connection with the closing of the Merger (the “Equity Capital”), to consummate the Merger and to pay the Merger Price as provided in Section 2.1 and to pay related fees and expenses, in customary form appropriate for (and with consents permitting) filing with the SEC and public announcement and containing only customary conditions, which New Commitment Letters shall replace and supersede those Commitment Letters previously delivered pursuant to Section 4.7 of the Agreement, and (ii) a fully executed and accepted commitment letter evidencing a commitment from Centre Partners Management LLC providing for at least two-thirds of the Equity Capital required to satisfy the conditions of the New Commitment Letters with respect to the amount of Equity Capital, in customary form appropriate for (and with consents permitting) filing with the SEC and public announcement and containing only customary conditions (which shall not include either a due diligence condition or a condition with respect to the structure of the Merger).

3. Commitment Letters. As and from the time that the New Commitment Letters have been delivered under Section 2 of this Amendment, then for all purposes of the Agreement the defined term “Commitment Letters” shall refer to the New Commitment Letters.

4. Entire Agreement. This Amendment supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

5. Status of the Agreement. Except as amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its original terms. Whenever reference is made to the Agreement in any certificate, letter, notice or other instrument or communication dated after the date of this Amendment, such reference shall be interpreted as being a reference to the Agreement as amended by this Amendment.

6. Defined Terms. All capitalized terms used and not otherwise defined in the Amendment shall have the meanings given to them in the Agreement.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement and Plan of Merger to be signed as of the date first written above.

“COMPANY”

GARDEN FRESH RESTAURANT CORP.

By:	/s/ ROBERT A. GUNST

Robert A. Gunst, Chairman of the Board

“PARENT”

GF HOLDINGS, INC.

By:	/s/ MICHAEL W. GIBBONS

Michael W. Gibbons, Chairman of the Board

“SUB”

GFR ACQUISITION COMPANY

By:	/s/ MICHAEL W. GIBBONS

Michael W. Gibbons, Chairman of the Board

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